Exhibit 99.2

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Declares Quarterly Cash Dividend of $0.13 Per Share and Renews Buyback

LOS ANGELES--(BUSINESS WIRE)--Apr. 26, 2021-- RBB Bancorp (NASDAQ: RBB) and its subsidiaries, Royal Business Bank ("the Bank") and RBB Asset Management Company ("RAM"), collectively referred to herein as "the Company", announced that its Board of Directors has declared a quarterly cash dividend of $0.13 per share. The dividend is payable on May 14, 2021 to common shareholders of record as of May 7, 2021.

The Bank also announced that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 500 thousand shares of its common stock, or approximately 2.56% of its outstanding shares.

"Our Board of Directors' decision to increase the dividend and authorize a new share repurchase program demonstrates our confidence in the future prospects of the Bank and provides additional flexibility to create value for our shareholders," said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of December 31, 2020, the company had total assets of $3.4 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, and in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, two branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey and two branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.